Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-256550 and 333-222995) of Nisun International Enterprise Development Group Co., Ltd. of our report dated May 16, 2022, with respect to our audits of the consolidated financial statements of Nisun International Enterprise Development Group Co., Ltd. and Subsidiaries for the years ended December 31, 2021, 2020 and 2019, and the effectiveness of internal control over financial reporting for the year ended December 31, 2021, included in this Annual Report on Form 20-F. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP

Flushing, New York

May 16, 2022